Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TANGO HOLDINGS, INC.

Tango Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Tango Holdings, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 3, 2021.

2. This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, further amends and restates the certificate of incorporation of the Corporation and shall be effective as of 12:59 a.m. Eastern Standard Time on January 1, 2022 (the “Effective Time”).

3. The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Tango Holdings, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose and nature of the business to be conducted by the Corporation shall be to: (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a corporation organized pursuant to the DGCL, and in connection therewith, to exercise all of the rights and powers conferred upon the Corporation pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate in furtherance thereof, including the making of capital contributions or loans to a Corporate Group Member.

ARTICLE IV

AUTHORIZED STOCK

Section 4.01 Capitalization.

(a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100,000,000,000 which shall be divided into two classes as follows:

(i)	90,000,000,000 shares of common stock, $.00001 par value per share (“Common Stock”); and

(ii)	10,000,000,000 shares of preferred stock, $.00001 par value per share (“Preferred Stock”), which may be designated from time to time in accordance with this Article IV.

(b) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote thereon, in each case irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class or classes or series thereof is expressly required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(c) Except to the extent expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no share of stock of the Corporation shall entitle any holder thereof to any preemptive, preferential, or similar rights with respect to the issuance of shares of Common Stock, Preferred Stock or other equity securities of the Corporation.

Section 4.02 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the certificate of designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

TERMS OF COMMON STOCK

Section 5.01 Voting. Except as required by the DGCL or as expressly otherwise provided by this Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to vote on any matter submitted to the stockholders of the Corporation generally. Each holder of a share of Common Stock shall be entitled, in respect of each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation, to one vote on all matters on which holders of Common Stock are entitled to vote. Notwithstanding anything to the contrary herein, holders of Common Stock shall have no voting, approval or consent rights in respect of any amendments to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock on which the holders of such affected series of Preferred Stock are entitled to vote.

Section 5.02 Dividends. Subject to Applicable Law and the rights, if any, of the holders of any series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the other stockholders with respect to the payment of dividends, the Board of Directors may, in its sole discretion, at any time and from time to time, declare, make and pay dividends of cash or other assets to the holders of Common Stock. Subject to the terms of any certificate of designation relating to any series of Preferred Stock, dividends, to the extent so declared, shall be paid to the holders of Common Stock on a pro rata basis in accordance with the number of shares of Common Stock held by them as of the record date selected by the Board of Directors. Notwithstanding anything otherwise to the contrary herein, the Corporation shall not make or pay any dividend of cash or other assets with respect to shares of any series of Preferred Stock except for dividends in accordance with the certificate of designation relating to such series of Preferred Stock.

Section 5.03 Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the other stockholders with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders on a pro rata basis in accordance with the number of shares of Common Stock held by them.

Section 5.04 Stockholders Agreement. The Corporation is a party to the Stockholders Agreement, which provides certain rights to the other parties thereto, including, without limitation, certain registration rights relating to shares of Common Stock and other equity securities of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.01 General. Except as otherwise provided in the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall not be responsible for the day-to-day business, operations and affairs of the Subsidiaries and any fund, account or vehicle that is advised, sponsored, raised or managed by the Corporation or its Affiliates or any portfolio investment of any such fund, account or vehicle, including transactions entered into by any of the foregoing in the ordinary course.

Section 6.02 Board Generally. Except as otherwise provided pursuant to, and subject to the terms and conditions of, the provisions of any of the Stockholders Agreement or any certificate of designation with respect to any outstanding series of Preferred Stock relating to the rights of the holders of Preferred Stock to elect additional directors (such directors, the “Preferred Stock Directors”), the Board of Directors shall have the sole power to set the total number of Directors which shall constitute the Board of Directors. Each Director elected shall hold office until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided.

Section 6.03 Election of Directors. Subject to the rights of the holders of any series of Preferred Stock with respect to any Preferred Stock Directors, if required by Applicable Law, an annual meeting of the stockholders of the Corporation for the election of Directors and such other matters as may be properly brought before the meeting shall be held at such date and time as may be fixed by the Board of Directors at such place, if any, within or without the State of Delaware as may be fixed by the Board of Directors and all as stated in the notice of the meeting. Directors shall be elected at such annual meeting of stockholders in the manner provided in this Section 6.03 and each Director elected shall hold office until the succeeding meeting after such Director’s election and until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided. Subject to the rights of the holders of any series of Preferred Stock with respect to any Preferred Stock Directors, Directors shall be elected by a majority of the votes cast by the holders of the outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote on the election of Directors at any annual meeting of stockholders at which a quorum is present; provided that if as of a date that is 14 days in advance of the date the Corporation files its definitive proxy statement for any such annual meeting of stockholders (regardless of whether or not thereafter revised or supplemented) with the SEC the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected at such annual meeting by a plurality of the votes cast. For purposes of this Section 6.03, a majority of the votes cast means that (a) the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director and (b) abstentions and broker non-votes are not counted as votes cast.

Section 6.04 Removal. Any Director or the whole Board of Directors (other than a Preferred Stock Director) may be removed, with or without cause, at any time, by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, at an annual meeting or at a special meeting of stockholders called for that purpose.

Section 6.05 Vacancies. Unless otherwise required by Applicable Law and subject to the terms and conditions of the Stockholders Agreement, (i) any newly created directorship on the Board of Directors resulting from any increase in the authorized number of Directors (other than in respect of a Preferred Stock Director) may only be filled by the affirmative vote of a majority of the Directors in office, provided that a quorum is present, and any vacancy on the Board of Directors (other than in respect of a Preferred Stock Director) may only be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, (ii) any Director elected to fill a vacancy shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal, and (iii) if there are no Directors in office, then an election of Directors may be held in the manner provided by the DGCL.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 7.01 Amendment Requirements.

(a) Except as provided in Article IV, any proposed amendment to this Certificate of Incorporation shall require the approval of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon unless a greater or different percentage is required under the DGCL or this Certificate of Incorporation. Each proposed amendment that requires the approval of the holders of a specified percentage of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall call a meeting of the stockholders to consider and vote on such proposed amendment, in each case, in accordance with the provisions of this Certificate of Incorporation, the Bylaws and the DGCL.

Section 7.02 Preferred Stock. Notwithstanding anything to the contrary herein, holders of Preferred Stock shall have no voting, approval or consent rights under this Article VII. Voting, approval and consent rights of holders of Preferred Stock shall be solely as provided for and set forth in any certificate of designation relating to any series of Preferred Stock.

ARTICLE VIII

BYLAWS

Section 8.01 Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation.

ARTICLE IX

OUTSIDE ACTIVITIES

Section 9.01 Outside Activities. Except with respect to any corporate opportunity expressly offered to any Indemnified Person solely through their service to the Corporate Group, to the fullest extent permitted by the DGCL, each Indemnified Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Corporate Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Corporate Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Corporate Group Member or any holder of shares of capital stock. Subject to the immediately preceding sentence, no Corporate Group Member or any holder of shares of capital stock shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnified Person, and the Corporation hereby waives and renounces any interest or expectancy therein.

Section 9.02 Approval and Waiver. Subject to the terms of Section 9.01, and subject to any agreement between the Corporation and any Indemnified Person, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation and to the fullest extent permitted by Applicable Law: (i) the engaging in competitive activities by any Indemnified Person in accordance with the provisions of this Article IX is hereby deemed approved by the Corporation and all holders of shares of capital stock; (ii) it shall be deemed not to be a breach of any Indemnified Person’s duties or any other obligation of any type whatsoever of the Indemnified Person for the Indemnified Person to engage in such business interests and activities in preference to or to the exclusion of any Corporate Group Member, (iii) the Indemnified Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Corporate Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnified Person.

ARTICLE X

INDEMNIFICATION, LIABILITY OF INDEMNITEES

Section 10.01 Indemnification.

(a) To the fullest extent permitted by Applicable Law (including, if and to the extent applicable, Section 145 of the DGCL), but subject to the limitations expressly provided for in this Section 10.01, all Indemnified Persons shall be indemnified and held harmless by the Corporation from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnified Person whether arising from acts or omissions to act occurring before or after the date of this Certificate of Incorporation. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.01(k), the Corporation shall be required to indemnify a Person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnified Person in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 10.01(a) shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnified Person to repay such amount if it ultimately shall be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Section 10.01. Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 10.01(k), the Corporation shall be required to advance expenses to an Indemnified Person pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors in its sole discretion.

(c) The indemnification provided by this Section 10.01 shall be in addition to any other rights to which an Indemnified Person may be entitled under this Certificate of Incorporation or any other agreement, pursuant to a vote of a majority of Directors who are disinterested with respect to such matter, or as a matter of law, in equity or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity.

(d) The Corporation may purchase and maintain insurance, on behalf of its Affiliates, any Indemnified Person and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporation’s activities or any such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(e) For purposes of this Section 10.01, (i) the Corporation shall be deemed to have requested an Indemnified Person to serve as a fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 10.01(a); and (iii) any action taken or omitted by an Indemnified Person with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(f) Any indemnification pursuant to this Section 10.01 shall be made only out of the assets of the Corporation. In no event may an Indemnified Person subject any holders of shares of capital stock to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(g) To the fullest extent permitted by Applicable Law, an Indemnified Person shall not be denied indemnification in whole or in part under this Section 10.01 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(h) The provisions of this Section 10.01 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) To the fullest extent permitted by Applicable Law, each Director and officer shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Corporation and on such information, opinions, reports or statements presented to the Corporation by any of the officers, directors or employees of the Corporation or any other Corporate Group Member, or committees of the Board of Directors, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Corporation or any other Corporate Group Member) as to matters the Directors or officers, as the case may be, reasonably believe are within such other Person’s professional or expert competence.

(j) No amendment, modification or repeal of this Section 10.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Person to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnified Person under and in accordance with the provisions of this Section 10.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in-part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 10.01 is not paid in full within thirty (30) days after a written claim therefor by any Indemnified Person has been received by the Corporation, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees, to the fullest extent permitted by Applicable Law.

(l) This Section 10.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by Applicable Law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnified Persons.

Section 10.02 Liability of Indemnitees.

(a) Notwithstanding anything otherwise to the contrary herein (but without limitation of any other provision of this Certificate of Incorporation providing for the limitation or elimination of liability of any Person), to the extent and in the manner permitted by the DGCL, no Indemnified Person shall be liable to the Corporation, the stockholders of the Corporation, in their capacity as such, or any other Persons who have acquired interests in the securities of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct.

(b) Any amendment, modification or repeal of this Section 10.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Section 10.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

(c) A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE XI

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

Section 11.01 Special Meetings. Except as otherwise required by Applicable Law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (i) by the Board of Directors or (ii) subject to the requirements set forth in Section 1.02 of the Bylaws, by the Secretary of the Corporation upon proper written request or requests given by or on behalf of one or more persons who Beneficially Own at least 25% of the voting power of all outstanding shares of Common Stock of the Corporation as of the date on which the first request for such special meeting was received by the Secretary of the Corporation in the manner required by Section 1.02 of the Bylaws. Business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 11.02 Action Without a Meeting. Except as otherwise provided in this Certificate of Incorporation, including any certificate of designation relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders may only be taken at a meeting of stockholders and may not be taken by written consent.

ARTICLE XII

DEFINITIONS

Section 12.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. Except as expressly stated otherwise in this Certificate of Incorporation, the term “Affiliate” with respect to the Corporation does not include at any time any Fund or Portfolio Company.

“Apollo Operating Group” means (i) Apollo Principal Holdings I, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings II, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings V, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VI, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VIII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IX, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings X, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings XI, LLC, an Anguilla limited liability company, Apollo Principal Holdings XII, L.P., a Cayman Islands exempted limited partnership, AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for the carry vehicles, management companies or other entities formed by the Corporation or its Subsidiaries to engage in the asset management business (including alternative asset management) and (ii) any such carry vehicles, management companies or other entities formed by the Corporation or its Affiliates to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Entity applicable to such Person.

“Beneficial Owner” means with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” have correlative meanings.

“Board of Directors” means the Board of Directors of the Corporation.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contrast or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.

“Corporate Group” means the Corporation and each Subsidiary of the Corporation.

“Corporate Group Member” means a member of the Corporate Group.

“Corporation” has the meaning assigned to such term in the preamble hereof, including any successor entity thereto.

“DGCL” has the meaning assigned to such term in the preamble hereof.

“Director” means a member of the Board of Directors.

“Dissolution Event” means an event giving rise to the dissolution of the Corporation.

“Effective Time” has the meaning set forth in the preamble hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Former Manager” means AGM Management, LLC in its capacity as the former manager of Apollo Global Management, LLC.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by the Corporation or any of its Subsidiaries.

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Indemnified Person” means, to the fullest extent permitted by Applicable Law: (a) the Former Manager; (b) any Affiliate of the Former Manager; (c) any member, partner, Tax Matters Partner, Partnership Representative, officer, director, employee, agent, fiduciary or trustee of any Corporate Group Member, the Former Manager or any of their respective Affiliates; (d) any Person who was serving at the request of the Former Manager or any of its respective Affiliates as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (e) any Person that the Board of Directors in its sole discretion designates as an “Indemnified Person” as permitted by Applicable Law.

“Investment” means any investment (or similar term describing the results of the deployment of capital) as defined in the governing document of any Fund managed (directly or indirectly) by a member of the Apollo Operating Group.

“Partnership Representative” means the “partnership representative” as defined in Section 6223 of the Code after amendment by P.L. 114-74.

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, limited liability company, joint venture, estate, business, association, trust, Governmental Entity or other entity.

“Portfolio Company” means any Person in which any Fund owns or has made, directly or indirectly, any Investment.

“Preferred Stock” has the meaning set forth in Section 4.01(a)(ii).

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means the Stockholders Agreement, dated on or about the date hereof, by and among the Corporation and the other persons party thereto (without giving effect to any amendments or supplements thereto or restatements or modifications thereof). References in this Certificate of Incorporation to the Stockholders Agreement shall only be effective for so long as the Stockholders Agreement remains in effect in accordance with the terms thereof as between the parties thereto.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Companies.

“Tax Matters Partner” means the “tax matters partner” as defined in the Code prior to amendment by P.L. 114-74.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.02 Severability. It is the desire and intent of the parties that the provisions of this Certificate of Incorporation be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Certificate of Incorporation shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Certificate of Incorporation or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Certificate of Incorporation or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.03 Construction. In this Certificate of Incorporation, unless the context otherwise requires: (a) section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein; (b) words importing the singular include the plural and vice versa; (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (d) a reference to a clause, party, section, article, annex, exhibit or schedule is a reference to a clause or section of, or a party, annex, exhibit or schedule to this Certificate of Incorporation, and a reference to this Certificate of Incorporation includes any annex, exhibit and schedule hereto; (e) a reference to a statute, regulations, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or bylaws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and bylaws issued under the statute; (f) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (g) a reference to a party to a document includes that party’s successors, permitted transferees and permitted assigns; (h) the use of the term “including” means “including, without limitation”; (i) the words “herein”, “hereunder” and other words of similar import refer to this Certificate of Incorporation as a whole, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Certificate of Incorporation; (j) the title of and section and paragraph headings used in this Certificate of Incorporation are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions in this Certificate of Incorporation; and (k) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

ARTICLE XIV

FORUM SELECTION

Section 14.01 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The foregoing will not apply to claims asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of such claims.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on this 30th day of December, 2021.

TANGO HOLDINGS, INC.

By:	/s/ John J. Suydam
Name:	John J. Suydam
Title:	President and Secretary